Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Reports Continued Profitability Improvement

in Third Quarter

WEST LAFAYETTE, IN, August 14, 2017 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2017.

Third Quarter Results

For the three months ended June 30, 2017, revenue amounted to $5,836,000, a 15% increase from $5,053,000 in the third quarter of fiscal 2016.

Service revenue for the third quarter of fiscal 2017 increased 31% to $4,954,000, compared to $3,773,000 for the same period in fiscal 2016. Preclinical services revenues improved due to an overall increase in the number of studies in the third quarter compared to the prior fiscal year period. Other laboratory services revenues were positively impacted by higher pharmaceutical analysis revenues in the third quarter of fiscal 2017 versus the comparable period in fiscal 2016. Also, archive services revenue added $216,000 to other laboratory services revenue in the third fiscal quarter of 2017. Bioanalytical analysis revenues declined due to a lower number of samples received and analyzed in the third quarter of fiscal 2017.

Sales in our Products segment decreased 31% in the third quarter of fiscal 2017 from $1,280,000 to $882,000 when compared to the same period in the prior fiscal year. The majority of the decrease stems from lower sales of our Culex automated in vivo sampling systems and our analytical instruments over the same period in the prior fiscal year.

Gross profit increased to $1,931,000, or 33% of revenue, in the third quarter of fiscal 2017, compared to $1,173,000, or 23% of revenue, during the comparable fiscal 2016 period. The principal cause for the improvement was the increase in Service revenue, which led to a higher absorption of fixed costs.

Operating expenses for the third quarter of fiscal 2017 amounted to $1,594,000, a 4% increase when compared to $1,538,000 incurred during the third quarter of fiscal 2016. Lower salaries and benefits due to the loss of business development and other management personnel were offset by higher consulting services costs in the third quarter of fiscal 2017.

Operating income for the third quarter of fiscal 2017 amounted to $337,000 compared to an operating loss of $365,000 for the third quarter of fiscal 2016. The improvement was primarily due to higher revenue and the improved operating margins.

Net income for the third quarter of fiscal 2017 amounted to $221,000, or $0.03 per diluted share, compared to a net loss of $433,000, or $0.05 per diluted share for the third quarter of fiscal 2016.

EBITDA for the third quarter of fiscal 2017, amounted to $734,000, compared to a negative EBITDA of $2,000 for the third quarter of fiscal 2016.

First Nine Months Results

For the nine months ended June 30, 2017, revenue amounted to $18,369,000 a 20% increase from $15,287,000 in the comparable period of fiscal 2016.

Service revenue increased 28% in the nine months ended June 30, 2017 to $15,180,000 from $11,881,000 in the first nine months of fiscal 2016. Preclinical services revenues improved due to an overall increase in the number of studies compared to the prior year period. Other laboratory services revenues were positively impacted by higher discovery and pharmaceutical analysis revenues in fiscal 2017 versus the comparable period in fiscal 2016. Also, archive services revenue added $453,000 to other laboratory services revenue in fiscal 2017.

Sales in our Products segment decreased 6% in the nine months ended June 30, 2017, from $3,406,000 to $3,189,000 when compared to the same period in the prior fiscal year. The majority of the decrease stems from lower sales of our analytical instruments over the same period in the prior fiscal year.

Gross profit in the nine months ended June 30, 2017 increased to $5,833,000, or 32% of revenue, compared to $3,473,000, or 23% of revenue, for the same period of the prior fiscal year. The improvement was driven by an increase in revenues which led to a higher absorption of fixed costs and a favorable change in sales mix.

Operating expenses for the nine months ended June 30, 2017 increased 5% to $4,847,000 from $4,629,000 for the comparable fiscal 2016 period. The principal reason for the increase was higher costs for consulting services, offset, in part, by decreased spending for outside services generally, as well as lower salaries and benefits due to the loss of business development personnel at the end of fiscal 2016.

Operating income for the first nine months of fiscal 2017 amounted to $986,000 compared to an operating loss of $1,156,000 for the first nine months of fiscal 2016. The improvement was primarily due to higher revenue and the improved operating margins partially offset by increased operating expenses.

Net income amounted to $655,000, or $0.08 per diluted share, for the first nine months of fiscal 2017. Net loss amounted to $1,193,000, or $0.15 per diluted share, for the first nine months of fiscal 2016.

EBITDA was $2,151,000 for the first nine months of fiscal 2017, compared to a negative EBITDA of $89,000 for the first nine months of fiscal 2016.

Cash Provided by Operating Activities

Cash provided by operating activities was $1,250,000 for the first nine months of fiscal 2017 due in part to the improved operating income performance and lower working capital levels. The Company had $919,000 in cash and cash equivalents at June 30, 2017.

During the first nine months of fiscal 2017, cash from operations funded capital expenditures for building improvements and equipment of approximately $205,000.

New Credit Facility

On June 23, 2017, we entered into a new Credit Agreement (the “Credit Agreement”) with First Internet Bank of Indiana (“FIB”). The Credit Agreement includes both a term loan and a revolving line of credit and is secured by mortgages on our facilities and personal property in West Lafayette and Evansville, Indiana. We used the proceeds from the term loan to satisfy our indebtedness with Huntington Bank and terminated the related interest rate swap. During fiscal 2016 and throughout most of the first nine months of fiscal 2017, we had operated either in default of, or under forbearance arrangements with respect to, our credit agreements with Huntington Bank.

The term loan for $4,500,000 bears interest at a fixed rate of 3.99%, with monthly principal and interest payments of approximately $33,000. The term loan matures in June 2022. The balance on the term loan at June 30, 2017 was $4,500,000. The revolving line of credit for up to $2,000,000 matures in June 2019 and bears interest at the Prime Rate (as defined in the Credit Agreement) less 25 basis points (0.25%). The balance on the revolving line of credit at June 30, 2017 was $256,000. We must pay accrued and unpaid interest on the outstanding balance under the credit line on a monthly basis. The Credit Agreement is subject to customary affirmative, negative and financial covenants.

Remarks

Jill Blumhoff, BASi’s Vice President of Finance and Chief Financial Officer commented, “I am very pleased to say that following our improved performance during the first half of fiscal 2017, we had a strong third quarter. We continue to experience strong demand for preclinical services and steady improvement in pharmaceutical analysis revenues. Combined with our archive revenue initiative, these factors contributed to our significant profitability improvement year over year.”

“Finalizing the new credit facility in June was a significant accomplishment, providing liquidity to continue to implement the initiatives begun earlier this year. Moving forward, we intend to continue to invest in new product development and to attract additional customers for all of our business units, while maintaining our focus on quality and customer service. I want to thank our employees, board members and shareholders for their support and continued dedication, which helped us achieve the results thus far this year. It has been a rewarding team effort,” Ms. Blumhoff concluded.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are EBITDA for the third quarter and first nine months of fiscal 2017 and 2016, respectively. EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016

Service revenue	$4,954	$3,773	$15,180	$11,881
Product revenue	882	1,280	3,189	3,406
Total revenue	5,836	5,053	18,369	15,287

Cost of service revenue	3,308	3,183	10,604	9,838
Cost of product revenue	597	697	1,932	1,976
Total cost of revenue	3,905	3,880	12,536	11,814

Gross profit	1,931	1,173	5,833	3,473
Operating expenses:
Selling	229	405	808	1,072
Research and development	127	103	340	392
General and administrative	1,238	1,030	3,699	3,165
Total operating expenses	1,594	1,538	4,847	4,629

Operating income (loss)	337	(365)	986	(1,156)

Interest expense	(112)	(107)	(322)	(243)
Decrease in fair value of warrant liability	-	21	-	189
Other income	2	1	4	2
Net income (loss) before income taxes	227	(450)	668	(1,208)

Income tax expense (benefit)	6	(17)	13	(15)

Net income (loss)	$221	$(433)	$655	$(1,193)

Other comprehensive income (loss):	6	(2)	35	(101)

Comprehensive income (loss)	$227	$(435)	$690	$(1,294)

Basic net income (loss) per share	$0.03	$(0.05)	$0.08	$(0.15)
Diluted net income (loss) per share	$0.03	$(0.05)	$0.08	$(0.15)

Weighted common shares outstanding:
Basic	8,216	8,108	8,157	8,107
Diluted	8,748	8,108	8,720	8,107

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2017	September 30, 2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$919	$386
Accounts receivable
Trade, net of allowance of $2,293 at June 30, 2017 and $565 at September 30, 2016	2,059	1,649
Unbilled revenues and other	410	591
Inventories, net	1,064	1,453
Prepaid expenses	597	798
Total current assets	5,049	4,877

Property and equipment, net	15,207	16,136
Lease rent receivable	78	51
Goodwill	38	38
Other assets	23	27
Total assets	$20,395	$21,129

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,656	$2,965
Restructuring liability	1,117	1,117
Accrued expenses	1,191	1,089
Customer advances	3,265	3,114
Income taxes payable	23	13
Revolving line of credit	256	1,358
Fair value of interest rate swap	-	35
Current portion of capital lease obligation	127	126
Current portion of long term debt	224	3,656
Total current liabilities	7,859	13,473

Capital lease obligation, less current portion	101	198
Long-term debt, less current portion, net of debt issuance costs	4,208	-
Total liabilities	12,168	13,671

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,035 Series A shares at $1,000 stated value issued and outstanding at June 30, 2017 and 1,185 at September 30, 2016	1,035	1,185
Common shares, no par value:
Authorized 19,000,000 shares; 8,238,896 issued and outstanding at June 30, 2017 and 8,107,558 at September 30, 2016	2,021	1,989
Additional paid-in capital	21,437	21,240
Accumulated deficit	(16,266)	(16,921)
Accumulated other comprehensive income (loss)	-	(35)
Total shareholders’ equity	8,227	7,458
Total liabilities and shareholders’ equity	$20,395	$21,129

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP Net income (loss)	$221	$(433)	655	$(1,193)

Add back: Interest expense	112	107	322	243
Income taxes	6	(17)	13	(15)
Depreciation and amortization	390	357	1,147	1,031
Decrease in fair value of warrant liability	-	(21)	-	(189)
Stock option expense	6	5	13	34

Adjusted EBITDA	$734	$(2)	2,151	$(89)

Adjusted EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.